Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 31, 2025 is by and between RAGHU RAO. (the “Executive”) and SONNET BIOTHERAPEUTICS, INC., a New Jersey corporation (the “Company”).

WHEREAS, on July 31, 2025, the Board of Directors of the Company approved the employment of the Executive as its Chief Executive Officer with certain compensation and benefits specified in this Agreement in consideration of the Executive’s services, and

WHEREAS, the Executive agrees to be retained by the Company in such capacity in consideration of such compensation and benefits on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Company and the Executive agree to the following:

1.0 Employment by the Company.

1.1 Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive in the position of Interim Chief Executive Officer, and Executive hereby accepts such employment on the terms and conditions set forth in this Agreement.

1.2 Duties. As Chief Executive Officer, the Executive will report to the Board of Directors of the Company (the “Board”), performing such duties that are normally associated with his position and such duties as are assigned to him from time to time consistent with that position, subject to the oversight and direction of the Board. During the term of the Executive’s employment with the Company, the Executive will work on a full-time basis for the Company and will devote his best efforts, time and attention to the business of the Company. The Executive shall travel on behalf of the Company as may be necessary or advisable for the best interests of the Company.

1.3 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Company will provide the Executive and his family with comprehensive health insurance benefits (or reimburse him for purchasing such insurance) at the Company’s expense. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. There shall be no Company 401(k) plan unless adopted by the Board in future.

1.4 Vacation. During the term of this Agreement, the Executive shall receive four (4) weeks of vacation per full calendar year (prorated for any partial calendar year of employment), subject to the Company’s vacation policies and procedures as in effect or amended from time to time, which vacation time shall accrue pro-rata on a pay period basis. The Executive may not carryover any earned but unused vacation time from any calendar year to any subsequent calendar year unless otherwise expressly permitted by applicable Company policies or the Board.

2.0 Compensation.

2.1 Base Salary.

The Company shall compensate the Executive for his services under this Agreement at the annual rate of Four Hundred Thousand Dollars ($400,000), effective July 1, 2025, payable in bi-weekly installments, with the pay periods subject to adjustment by the Company in its sole discretion, and subject to applicable federal and state payroll withholding requirements.

2.2 Performance Bonus. The Company will pay to the Executive a bonus (the “Performance Bonus”) equal to five percent (5.0%) of the gross revenue received by the Company from a strategic transaction, such as but not limited to a merger, sale of the Company’s outstanding capital stock, sale of all or substantially all of the Company’s assets or licensing of one or more Company assets. For the avoidance of doubt, strategic transactions include licensing of Company assets, or strategic merger transaction that benefits Sonnet shareholders (non-dilutive), and promotes its core business of developing and manufacturing biopharmaceuticals, and no Performance Bonus will be payable in connection with the transactions contemplated by the Business Combination Agreement, dated as of July 11, 2025, by and among (a) Hyperliquid Strategies Inc, a Delaware corporation, (b) Rorschach Merger Sub LLC, a Delaware limited liability company, (c) TBS Merger Sub Inc, a Delaware corporation, (d) Rorschach I LLC, a Delaware limited liability company, and (e) Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation. In the event that the Performance Bonus were to be greater than Five Million Dollars ($5,000,000) in any single calendar year, the amount in excess of Five Million Dollars ($5,000,000) will be carried over and paid in the immediately succeeding calendar year. In the event that a transaction that was initiated or managed by the Executive is first consummated during the Severance Period following the termination of the Executive’s employment for any reason other than Cause (as those terms are defined in Sections 4.4 and 4.5 below) or his resignation, the Performance Bonus shall be deemed earned and payable to the Executive at the time of such consummation subject to the foregoing $5,000,000 annual limitation. In the event of any such transaction(s), the Company will pay Executive 5% of the consideration received from each such transaction by the Company, at such time and in such form as paid to the Company or its shareholders. The Performance Bonus will be paid subject to applicable federal and state payroll withholding requirements.

2.3 Discretionary Bonus. Sonnet Board will review the immediate and long-term goals of the company. At its sole discretion, the Sonnet Board may elect to award a cash or equity/options/restricted stock units for achieving or progressing stated company goals.

2.4 Expense Reimbursement. The Company will reimburse Executive for his reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time. The reimbursement will apply to all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive, including any amounts payable to Executive pursuant to Section 2.5, are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

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3.0 Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations. As a condition of employment, the Executive agrees to execute and abide by an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement attached as Exhibit A (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.0 Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. As this is an interim position, compensation upon termination is limited to accrued salary and benefits.

4.1 Resignation by Executive.

a. Executive may resign from Executive’s employment with the Company at any time, by giving notice as described in Section 5.1.

b. In the event Executive resigns from Executive’s employment in accordance with this Sections 4.1, Executive will not receive any severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive any accrued and unpaid obligations.

4.2 Notice; Effective Date of Termination.

a. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

i immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 4.3(b)(vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

ii immediately upon the Executive’s death;

iii ten (10) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

b. In the event notice of a termination under subsections (a)(i) or (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 5.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

4.3 Cooperation with Company after Termination of Employment.

Following termination of the Executive’s employment for any reason, the Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

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4.4 Severance.

If the Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to receive as severance a continuation of the Executive’s base salary for a period of six (6) months (the “Severance Period”), payable in accordance with the Company’s then-current payroll practices and subject to all required withholdings.

4.5 Definition.

As used in this Agreement, “Cause” means that the Company has determined in its sole discretion that Executive has engaged in any of the following: (a) a material breach of any covenant or condition under this Agreement or any other agreement between the parties after the expiration of ten (10) days without cure after written notice of such breach; (b) any act constituting dishonesty, fraud, immoral or disreputable conduct; (c) any conduct which constitutes a felony under applicable law; (d) material violation of any Company policy or any act of misconduct; (e) refusal to follow or implement a clear and reasonable directive of the Company; (f) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (g) a breach of his fiduciary duty to the Company.

5.0 General Provisions.

5.1 Notices. Any notices required or permitted under this Agreement to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to the Executive at either the Executive’s address as listed on the Company’s payroll records, or the Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (I0) days advance written notice to the other.

5.2 Section 280G. Notwithstanding any other provisions of this Agreement to the contrary, if any amounts or benefits provided for in this Agreement, when aggregated with any other payments or benefits payable or provided to the Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of the Code (which will not include any portion of payments allocated to any restrictive covenants that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this Section 5.2, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be either: (a) provided in full, or (b) provided as to such maximum lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes, including the excise tax imposed by Section 4999 of the Code, results in Executive’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. To the extent any reduction in Total Payments is required by this Section 5.2, such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to Executive. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5.2 shall be made in writing by independent public accountants (the “Accountants”) reasonably acceptable to the Company and the Executive, whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.2. The Company shall pay all fees and expenses of the Accountants.

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5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction. In such event, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained in this Agreement.

5.4 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement to effectuate the intent of the parties will survive any such termination for such period as may be appropriate under the circumstances.

5.5 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.6 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company regarding the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement regarding this subject matter and supersedes any prior oral discussions or written communications and agreements, including any prior employment agreement between the parties. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement and have or may enter into separate agreements related to the RSUs. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

5.7 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures will suffice as original signatures.

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5.8 Withholding Taxes. The Company will be entitled to withhold from any payment due to Executive under this Agreement any amounts required to be withheld by applicable tax laws or regulations.

5.9 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

5.10 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

5.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New Jersey.

5.12 Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Princeton, New Jersey area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, the Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SONNET BIOTHERAPEUTICS, INC.

By:	/s/ Donald J. Griffith
Name:	Donald J. Griffith
Title:	Director

EXECUTIVE:

/s/ Raghu Rao
Name:	Raghu Rao